EXHIBIT 11

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

Basic (loss) per share

For the three months ended		Shares
Basic shares outstanding at March 31, 2004		1,762,447

Net (loss)	$(223,902)	$(.13) per share

Weighted average basic shares outstanding	1,762,447

For the nine months ended		Shares
Basic shares outstanding at March 31, 2004		1,762,447

Net (loss)	$(734,252)	$(.42) per share

Weighted average basic shares outstanding	1,762,447

Diluted (loss) per share

For the three months ended		Shares
Diluted shares outstanding at March 31, 2004		1,828,601

Net (loss)	$(223,902)	$(.13) per share*

Diluted shares outstanding	1,828,601

For the nine months ended		Shares
Diluted shares outstanding at March 31, 2004		1,828,601

Net (loss)	$(734,252)	$(.42) per share*

Diluted shares outstanding	1,828,601

*	Note: Basic earnings per share is computed as earnings divided by weighted average shares outstanding. Diluted (loss) per share is the same as Basic (loss) per share when a loss occurs.